EXHIBIT 4.2.6

TRINITY INDUSTRIES, INC.
CERTIFICATE OF ADJUSTMENT
OF
TRINITY INDUSTRIES, INC.
     Trinity Industries, Inc., a Delaware corporation (the “Company”), does hereby certify in accordance with Section 12 of the Rights Agreement (defined below) that:
     1. The Company is a party to a Rights Agreement dated March 11, 1999, as amended (the “Rights Agreement”).
     2. On May 15, 2006 the Company declared a 3-for-2 stock split in the form of a stock dividend (the “Stock Dividend”) to holders of record of the Company’s common stock (the “Common Stock”) as of May 26, 2006. As a result of the Stock Dividend, each holder of two shares of the Common Stock received one additional share of Common Stock as of the distribution date on June 9, 2006.
     3. Before the Stock Dividend, the Rights Agreement provided for one right to purchase one one-hundredth (1/100) of a share of Series A Preferred Stock, par value $1.00 (the “Series A Preferred Stock”), at a purchase price of $200.00 per share, subject to adjustment, for each share of Common Stock. Pursuant to Sections 11 (p) of the Rights Agreement, following the Stock Dividend, each share of Common Stock outstanding shall have attached to it 2/3 (two- thirds) of a Right, and each full Right will continue to entitle the holder to purchase 1/100 of a share of Series A Preferred Stock at a purchase price of $200.00 (subject to possible future adjustment as provided in the Rights Agreement).
     4. Initially capitalized terms used but not defined herein have the meanings set forth in the Rights Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Adjustment as of this 9th day of June, 2006.

TRINITY INDUSTRIES, INC.

/s/ Michael G. Fortado

Name Michael G. Fortado
Title: Vice President and Corporate Secretary